                                                                    EXHIBIT  11



STANDARD COMMERCIAL CORPORATIONCOMPUTATION OF EARNINGS PER COMMON SHARE (In thousands, except share information; unaudited)

                                                                    Second quarter ended              Six months ended
                                                                        September 30                    September 30
                                                               ------------------------------  ------------------------------
                                                                      2000            1999            2000            1999
                                                                  -----------     -----------     -----------     -----------
BASIC AND DILUTED EARNINGS PER SHARE

Income before extraordinary gain                                  $     5,017     $     2,210     $     6,705     $     3,472
                                                                  ===========     ===========     ===========     ===========
Extraordinary gain                                                $       639     $         0     $       639     $         0
                                                                  ===========     ===========     ===========     ===========
Net income applicable to common stock                             $     5,656     $     2,210     $     7,344     $     3,472
                                                                  ===========     ===========     ===========     ===========
Basic average shares outstanding.............................      13,065,476      12,947,026      13,032,245      12,940,178

 Earnings per common share before extraordinary gain.........     $      0.38     $      0.17     $      0.51     $      0.27
 Extraordinary gain per common share.........................     $      0.05     $      0.00     $      0.05     $      0.00
 Net income per common share.................................     $      0.43     $      0.17     $      0.56     $      0.27

Note: The incremental shares from assumed conversion of 7 1/4% convertible subordinated debentures and the excise of outstanding stock options are not included in computing the diluted per share amounts because the calculations include adjustments which are antidilutive.